MANAGERS AMG FUNDS

Amendment No. 24 to Master Trust Agreement

CERTIFICATE AND INSTRUMENT OF AMENDMENT

April 4, 2012

The undersigned, Secretary of Managers AMG Funds (the “Trust”), does hereby certify that pursuant to Article VII, Section 7.3 of the Master Trust Agreement of the Trust dated June 18, 1999, the following resolutions were duly adopted by a majority of the Trustees of the Trust at a meeting of the Trustees held on April 4, 2012:

RESOLVED:	That the first paragraph of Section 4.2 of the Master Trust Agreement of the Trust be, and it hereby is, amended and restated in its entirety as set forth below:

“Section 4.2 Establishment and Designation of Sub-Trusts and Classes. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts and classes, the Trustees hereby establish and designate the following Sub-Trusts thereof, each of which shall consist of a single class except as otherwise specified herein: (1) Essex Small/Micro Cap Growth Fund, which shall consist of two classes, Class A and Class C shares; (2) Systematic Value Fund, which shall consist of three classes, Class A, Class C and Institutional Class shares; (3) TimesSquare Mid Cap Growth Fund, which shall consist of two classes, Institutional Shares and Premier Shares; (4) TimesSquare Small Cap Growth Fund, which shall consist of two classes, Institutional Shares and Premier Shares; (5) Systematic Mid Cap Value Fund, which shall consist of three classes, Class A, Class C and Institutional Class shares; (6) Skyline Special Equities Portfolio; (7) GW&K Small Cap Equity Fund, which shall consist of three classes, Service Class shares, Investor Class shares and Institutional Class shares; (8) GW&K Municipal Enhanced Yield Fund, which shall consist of three classes, Service Class shares, Investor Class shares and Institutional Class shares; (9) Renaissance Large Cap Growth Fund, which shall consist of three classes, Service Class shares, Investor Class shares and Institutional Class shares; (10) GW&K Municipal Bond Fund, which shall consist of three classes, Service Class shares, Investor Class shares and Institutional Class shares; (11) Trilogy International Small Cap Fund, which shall consist of three classes, Service Class shares, Investor Class shares and Institutional Class shares; (12) Trilogy Global Equity Fund, which shall consist of three classes, Service Class shares, Investor Class shares and Institutional Class shares; (13) Trilogy Emerging Markets Equity Fund, which shall consist of three classes, Service Class shares, Investor Class shares and Institutional Class shares; (14) Yacktman Focused Fund, which shall consist of three classes, Service Class shares, Investor Class shares and Institutional Class shares; and (15) Yacktman Fund, which shall consist of three classes, Service Class shares, Investor Class shares and Institutional Class shares. The Shares of such Sub-Trusts and any Shares of any further Sub-Trust or class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust or class at the time of establishing and designating the same) have the following relative rights and preferences:”

RESOLVED:	That the officers of the Trust be authorized and directed to prepare and file with the Secretary of The Commonwealth of Massachusetts and other applicable authorities an amendment to the Master Trust Agreement to reflect the establishment and designation of each series and class thereof, as described in the preceding resolution.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date first set forth above.

/s/ Lewis Collins
Lewis Collins Secretary